UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 14, 2017

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 N. Martingale Rd., Schaumburg, IL	60173
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2017, the Board of Directors of Career Education Corporation (the “Company”) appointed William D. Hansen to the Company’s Board of Directors for a term expiring at the 2018 annual meeting of stockholders, or until his respective successor is elected or qualified or until his earlier resignation or removal.

A copy of the press release announcing Mr. Hansen’s appointment is attached as Exhibit 99.1.

As a non-employee director of the Company, Mr. Hansen will receive an annual retainer of $75,000, payable in quarterly installments. In addition, an individual meeting fee of $1,500 will be paid to non-employee directors for each board and committee meeting commencing with the eighteenth board or eighteenth committee meeting in the 12-month period following the annual meeting of the Company’s stockholders. The final quarterly payment with respect to a calendar year is contingent on the director having attended at least 75% of the aggregate of the total number of board meetings (held during the portion of the year for which such individual has been a director) plus the total number of meetings held by all committees of the board on which such person served (during the portion of the year that the person served on such committee). In the event the director has not achieved this attendance level, the director will forfeit the entire amount of the final quarterly retainer payment. This forfeiture provision does not apply to (1) board or committee meeting fees payable when the board or committee holds 18 or more meetings during the 12-month period following the annual meeting of the Company’s stockholders, or (2) equity awards (described below). All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending board and committee meetings and associated with board or committee responsibilities, including attendance at one director education program each year.

In addition, under the director compensation program adopted effective May 2017, each non-employee director receives an annual grant of stock options on the date of the annual meeting of stockholders with a target value at grant of $75,000, and new directors who join the Board during the year receive a pro rata equity award for their partial year of service. The exercise price of the stock options is equal to the closing price of the common stock on NASDAQ on the date of grant and the stock options vest after one year, subject to continued board service on the vesting date. Vested options are exercisable for ten years from the grant date unless a director ceases board service, in which event early termination provisions apply. In accordance with this director compensation program, Mr. Hansen received a prorated option award to purchase 5,168 shares of the Company’s common stock for an exercise price of $13.15 per share which vests on December 14, 2018, subject to continued service on the Board.

As a non-employee director, Mr. Hansen will be subject to the Company’s stock ownership guidelines (as described in the Company’s proxy statement for its 2017 annual meeting of stockholders).

Mr. Hansen is covered by our directors’ and officers’ insurance policy and also has an indemnification agreement providing indemnification and advancement of expenses to the fullest extent permitted by Delaware law (a form of which is filed as Exhibit 10.9 to our Quarterly Report on Form 10-Q for the period ended June 30, 2016).

There have been no transactions since the beginning of the last fiscal year, or any currently proposed transactions, in which the Company or any of its affiliates was or is to be a participant and in which Mr. Hansen has or had a direct or indirect material interest, nor does Mr. Hansen have any family relationship with any director or executive officer of the Company.

Mr. Hansen has not yet been named to any committees of the Board.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The exhibits required by Item 601 of Regulation S-K are listed in the “Exhibit Index” which is contained in this Current Report on Form 8-K and incorporated by reference herein.

Exhibit Index

Exhibit Number	Description of Exhibits

99.1	Press release of the Company dated November 16, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Jeffrey D. Ayers
Jeffrey D. Ayers Senior Vice President, General Counsel and Corporate Secretary

Dated:	November 16, 2017

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